STAGE STORES, INC.
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of June 12, 1996, between Stage Stores, Inc. a Delaware corporation (the "Company"), and Carl Tooker ("Executive").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. The Company shall continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the Employment Period").

         2. Position and Duties.

         (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the President and Chief Executive Officer, subject to the power of the Board to expand or limit such duties, responsibilities and authority and to override action of the President and Chief Executive Officer.

         (b) Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention (expect for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affaires of the Company and its Subsidiaries. Executive shall preform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

         (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the sale time of determination, owned by the Company, directly or through one or more Subsidiaries.

         (d) Whenever this Agreement calls for action on the part of the Board, the Board may delegate responsibility for such action to a duly appointed committee of the Board, including the Compensation Committee of the board.

         3. Base Salary and Benefits.

         (a) During the Employment Period, Executive's base salary shall be $600,000 per annum or such other rate as the Board may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employment benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, including all supplemental benefits such as; supplemental retirement plans, supplemental medical plans, supplemental disability plans, deferred compensation plans, supplemental life insurance plans and any other approved plans made available by the company to the Executive. Also, the Executive shall be entitled to four (4) weeks of paid vacation each year, which if not taken may not be carried forward to any subsequent year.

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         (b) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing such duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. In addition, the Company will provide Executive with an automobile allowance of $1000 per month and a housing allowance of $1,667 per month.

         (c) In addition to the Base Salary, the Board may award a bonus to Executive following the end of each fiscal year during the Employment Period based upon Executive's performance and the Company's operating results during such year in relation to performance targets established by the Board. Determination of the bonus amount shall take into account such unusual or non-recurring items as Board deems appropriate.

         4. Term and Termination.

         (a) The initial employment period shall end on June 12, 1997 and the Employment Period shall be automatically renewed for consecutive additional periods of one year each commencing at the end of the initial Employment Period hereof or any subsequent renewal term, on the same terms and conditions as herein set forth; however (i) the Employment Period shall terminate prior to the expiration of the initial or subsequent Employment Period upon Executive's resignation other than for Good Reason (as defined below), death or permanent disability or incapacity which persists for a period of 6 consecutive months (as determined by the Board in its good faith judgement) and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Good Cause (as defined below) or without Good Cause.

         (b) In addition to termination of the Employment Period as provided above, Executive may terminate the Employment Period for Good Reason. If Executive deems Good Reason to exist Executive shall deliver a written notice to the Company specifying the violation. If the Company shall fail, within (10) days, to respond to such notice in writing, or shall respond but shall fail to specify action taken to correct the event or condition which gave or is giving rise to such Good Reason, Executive may, at his option, resign his employment by giving a further written notice which shall state an effective date of such resignation no earlier than ten (10) days and no later than twenty (20) days thereafter. Such resignation shall be deemed a termination by the Executive for Good Reason.

         (c) If the Employment Period is terminated by the Company without Good Cause or by Executive for Good Reason, Executive shall be entitled to receive a amount equal to one and one-half times his annual Base Salary in effect on the date of termination of Executive's employment (the "Termination Date") together with any accrued and unpaid benefits and bonus, if and only if Executive has not breached the provisions of paragraphs 7 and 8 hereof and is not entitled to receive payments pursuant to paragraph 5 hereof. The amounts payable pursuant to this paragraph 4(c) may be payable, at Executive's discretion, in one lump sum payment within 30 days following termination of the Employment Period and will not be reduced by any other compensation he has earned from any other source nor by any other benefits due him.

         (d) If the Employment Period is terminated by the Company for Good Cause or is terminated pursuant to clause (a)(i) above, Executive shall be entitled to receive his Base Salary through the date of termination.

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         (e) Prior to the occurrence of a Change in Control (as defined), "Good
Reason" is defined as (a) non-payment of compensation which shall persist more than ten days after written notice of such non-payment is given by Executive to the Company; (b) removal of Executive from the offership position of President or as a Director of Specialty Retailers, Inc.; (c) Executive shall be assigned any duties which are not appropriate to the position assigned to him pursuant to this Agreement or shall be deprived of any of the authority previously exercised by him; (d) Executive's responsibilities as Chief Executive Officer are substantially diminished, or any other person shall be appointed to a position of equal or superior authority to Executive; or (e) the Company shall comment a substantial breach of any other material provision of this Agreement.

         (f) All of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue after the termination of the Employment Period shall cease upon such termination.

         (g) Prior to receipt of any severance benefits hereunder including any amounts payable pursuant to sections 4(b), 4(c) or 5(a), Executive shall execute a release of claims against the Company and its affiliates in form and substance reasonably satisfactory to the Company.

         5. Change in Control.

         (a) If at any time after the date hereof a Change in Control of the Company occurs and within three years thereafter (i) Executive involuntarily ceases to be an employee of the Company for any reason other than termination for Good Cause, disability or death or (ii) Executive terminates his employment with the Company for Good Reason, then Executive shall be entitled to benefits under this Section 5. The amount of such benefits (which benefits shall be in addition to any other benefits to which Executive is entitled other than by reason of this Agreement) shall be equal to the sum of (i) unpaid salary with respect to any vacation days accrued but not taken as of the Termination Date,
(ii) accrued but unpaid salary and bonus through the Termination Date; and (iii) an amount equal to three times the Base Salary in effect on the Termination Date. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section be reduced by any compensation earned by him as a result of employment by another employer or by retirement benefits after the Termination Date, or otherwise.

         (b) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (i) any "person" or "group" (as such terms are used in Section 13(b) of the Securities Exchange Act of 1937, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (other than Bain Capital ("Bain") or Acadia Partners, L.P. ("Acadia"), or an affiliate of Bain or Acadia) and, following such "person" or "group" acquiring 50% or more of the combined voting power of the Company (the "Trigger Date") the members of the Board immediately prior to the Trigger Date cease to constitute a majority of the Board, (ii) there shall be consummated any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have (directly or indirectly) at least a 51% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions)

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of all, or substantially all, of the assets of the Company, or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

         6. Certain Definitions. For purposes of this Agreement, "Good Cause" means (A) Executive's conviction of any criminal violation involving dishonesty, fraud or breach of trust, (B) Executive's gross negligence or willful and serious misconduct in the performance of his duties, or (c) Executive's willful failure to comply with the directives of the Board; Executive shall be "disabled" if, by any reason of physical or mental disability, he becomes unable to preform his normal duties for more than 6 months in aggregate (excluding infrequent and temporary absence due to ordinary transitory illness) during any twelve-month period; and ("Good Reason") shall exist, following a Change in Control, if, with our Executive's express written consent, (A) Executive is assigned duties materially inconsistent with his position, duties, responsibilities and status with the Company as of the time of a Change of Control, (B) the Company reduces Executive's Base Salary as in effect on the effective date hereof, or (c) the Company requires Executive regularly to perform his duties of employment beyond a fifty-mile radius from the location of his employment as of the time of a Change of Control.

         7. Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any Subsidiary ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, or the business of the Company or any Subsidiary which he may then posses or have under his control.

         8. Non-Complete, Non-Solicitation.

         (a) Executive hereby agrees that during the Noncompete Period (as defined below), he will not directly or indirectly either for himself or for any other person or entity (whether as an owner, stockholder, consultant, agent, advisor, partner (general or limited) or otherwise), individually or as a part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by the Company within any geographical area in which the Company engages or proposes to engage in such business (or solicit any person to engage in any of the foregoing activities). For purposes of the foregoing, a business shall be deemed to be competing with the business of the Company if such business (i) operates apparel stores in Houston or (ii) (a) operates apparel stores in small markets (i.e., with populations of less than 100,000) and (b) operates apparel stores in 10,000 - 30,000 square foot formats and (c) has sales in excess of $10 million per annum. "Noncompete Period" shall mean the term of Executive's employment and (i) in the event Executive's employment is terminated by the company for Good Cause or by Executive other than for Good Reason the period ending on the date twenty-four months after Termination Date and (ii) in the event Executive's employment is terminated by the Company other than for Good Cause or by Executive for Good Reason, the period ending twelve months after the Termination Date. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% in the aggregate, of the outstanding stock of any

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class of a corporation which is publicly traded and which competes with the business of the Company so long as Executive has no direct or indirect participation in the management of such corporation. Executive acknowledged that there is no general geographical restriction contained in this paragraph due to the Company-wide nature of his job responsibilities and that no lesser scope of the restriction would adequately protect the Company's assets and other legitimate business interests.

         (b) During the period ending twenty-four months after the Termination Date, Executive agrees not to directly or indirectly, on his own behalf or for any other person or entity, induce or attempt to induce any employee of the Company to leave the employ of the Company, hire any person who is an employee of the Company as of or immediately prior to the time of such hiring, or induce or attempt to induce any manufacturers' representative, customer, supplier, licensee, agent or other business relation of the Company to cease doing business with the Company.

         9. Option Grants.

         (a) In consideration of Executive entering into this Agreement, the Company has granted to Executive as of June 12, 1996 options to purchase 100,000 shares of the Company's common stock at a price of $20.00 per share(1)*. The option grant shall be governed by a separate option agreement which shall provide that such options will vest and become exercisable on the fifth anniversary of grant or, if earlier following a Change in Control, upon the termination of Executive other than for Good Cause or by Executive for Good Reason.

         (b) In the event Executive exercises any of his options (including the options referred to in paragraph 9(a) above), if requested by Executive, the Company will give Executive an 'Option Loan' (with interest charged annually and added to principal at the applicable prime rate) in principal amount equal to the tax cost (defined as Executive's tax liability associated with the income recognized upon exercise of the option due to the spread between fair market value and the exercise price). The Option Loan will be for such term and contain such other provisions as the Company and Executive will agree.

         (c) Upon making an option loan, the option stock shall be held as collateral for the Option Loan by the Company pursuant to a security agreement which shall provide that the option stock is held as security for repayment of the Option Loan, and shall further provide for (i) the sale of option stock by the Company at the discretion and direction of Executive after all of the sale restrictions lapse, (ii) the receipt of the proceeds by the Company in repayment of the loan, and (iii) remission of any excess proceeds following such repayment to Executive. Such security agreements shall also contain such additional provisions as are customary in similar agreements. Executive will be entitled to all dividends and distributions on the option stock which shall be retained by the Company and applied to the repayment, first to interest and then to the principal, of the loan.

         10. Survival. Paragraphs 7 and 8 and paragraphs 11 through 18 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

--------
        1 * The number of shares and exercise price of such option shall be equitably adjusted to reflect any stock splits of the Company's common stock as provided in the agreement governing such option.

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         11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  Notices to Executive:

                           Carl Tooker
                           3805 West Alabama, #5104
                           Houston, Texas 77027

                  Notices to the Company:

                           Stage Stores, Inc.
                           10201 South Main Street
                           Houston, Texas 77025
                           Attention Chief Financial Officer

         or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this agreement shall be deemed to have been given when so delivered or mailed.

         12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement if held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, constructed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         13. Compete Agreement. This Agreement, those documents expressly referred to herein and other documents of every date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         14. No Strict Construction. The language used in this Agreement shall be deemed to be language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

         15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.


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         17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provision (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under the jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

         18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity binding effect or enforceability of this Agreement.

                                    * * * * *


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.



                                        STAGE STORES, INC.



                                        By ___________________________

                                        Its __________________________





                                        -----------------------------
                                        Carl Tooker








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